Exhibit 99.1

SETTLEMENT AGREEMENT

      This Settlement Agreement, dated June 27, 2008 (this “Agreement”), is by and among Levitt and Sons, LLC (“LAS”) and each of its affiliates who are jointly administered debtors in the Chapter 11 Case (as defined below) (collectively, the “Debtors”),1 the Joint Committee of Unsecured Creditors appointed in this Chapter 11 Case (the “Committee”) and Woodbridge Holdings Corporation, f/k/a Levitt Corporation (“Woodbridge”).

RECITALS

      A. On November 9, 2007 (the “Petition Date”), each of the Debtors filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Florida (the “Court”), jointly administered under Case No. 07-19845-BKC-RBR (collectively, the “Chapter 11 Case”).

      B. On November 27, 2007, the United States Trustee appointed the Committee in the Debtors’ Chapter 11 Case.

      C. Woodbridge is the sole member of LAS and in turn LAS directly or indirectly owns each of the other Debtors.

      D. Woodbridge holds claims scheduled by the Debtors or asserted by it, including without limitation, the following: (i) a claim against LAS in the approximate amount of $85.5 million related to certain inter-company loans and advances made by Woodbridge to LAS since 2005 (the “Inter-company Loan”), which Woodbridge asserts is partially secured through the right of set off against the 2005 Tax Refund, as hereinafter defined, (ii) a claim against certain of the Debtors in

[1]	The term “Debtors” shall include, in addition to LAS, the following: (I) BankAtlantic Venture Partners 5, LLC; (ii) Bellaggio by Levitt and Sons, LLC; (iii) Levitt GP, LLC; (iv) Levitt Construction Corp.-East; (v) Levitt Construction-East, LLC; (vi) Levitt Industries, LLC; (vii) Levitt Homes Bellaggio Partners, LLC; (viii) Levitt Homes, LLC; (ix) Avalon Park by Levitt and Sons, LLC; (x) Levitt and Sons of Lake County, LLC; (xi) Levitt and Sons of Manatee County, LLC; (xii) Levitt and Sons of Hernando County, LLC; (xiii) Regency Hills by Levitt and Sons, LLC; (xiv) Levitt and Sons at Hunter’s Creek, LLC; (xv) Levitt and Sons of Seminole County, LLC; (xvi) Levitt and Sons of Osceola County, LLC; (xvii) Levitt and Sons of Lee County, LLC; (xviii) Cascades by Levitt and Sons, LLC; (xix) Levitt and Sons at Hawks Haven, LLC; (xx) Magnolia Lakes by Levitt and Sons, LLC; (xxi) Levitt and Sons at Tradition, LLC; (xxii) Levitt and Sons at World Golf Village, LLC; (xxiii) Levitt and Sons of Flagler County, LLC; (xxiv) Lev-Brn, LLC; (xxv) Summerport by Levitt and Sons, LLC;(xxvi) Levitt and Sons of Georgia, LLC; (xxvii) Levitt and Sons of Cherokee County, LLC;(xxviii) Levitt and Sons of Hall County, LLC; (xxix) Levitt and Sons of Paulding County, LLC; (xxx) Levitt Construction Georgia, LLC; (xxxi) Levitt and Sons of South Carolina, LLC;(xxxii) Levitt and Sons of Horry County, LLC; (xxxiii) Levitt Construction - South Carolina, LLC; (xxxiv) Levitt and Sons of Tennessee, LLC; (xxxv) Bowden Building Corporation; (xxxvi) Levitt and Sons of Nashville, LLC; and (xxxvii) Levitt and Sons of Shelby County, LLC, and any and all other direct or indirectly subsidiaries of LAS that become debtors in bankruptcy.

the approximate amount of $4.0 million related to various claims assigned to Woodbridge by former employees of the Debtors, (iii) a portion of the Inter-company Loan in the amount of approximately $7.9 million for which Woodbridge asserts recoupment in relation to certain income taxes which are asserted by Woodbridge to have been paid by Woodbridge for the benefit of and on behalf of the Debtors for the year 2006, which taxes are the subject of the 2006 Tax Refund, as hereinafter defined, (iv) a secured claim in the approximate amount of $3.3 million in connection with a certain loan (the “HomeBanc Loan”) made by Woodbridge to LAS in connection with LAS’s acquisition of certain notes and mortgages related to properties sold by the Debtors that were originally to be financed by Home Banc, which loan is secured by a pledge of such notes, mortgages and proceeds from LAS to Woodbridge (the “HomeBanc Collateral”), (v) a contingent claim against certain of the Debtors in the approximate amount of $13.0 million related to certain liability that Woodbridge may have in respect of certain infrastructure bonds that were issued in favor of the Debtors and that were guaranteed by Woodbridge, and (vi) an administrative claim (the “Administrative Expense Claim”) for certain shared services (the “Shared Services”) provided by Woodbridge to the Debtors from the inception of the Chapter 11 Case as described in and in accordance with that certain Order of the Bankruptcy Court (C.P.#222) Granting Debtors’ Motion for Authority to Incur Chapter 11 Administrative Expense Claim, which Administrative Expense Claim was in the approximate amount of $1.4 million as of February 29, 2008 and which continues to increase by approximately $100,000 per month thereafter. Woodbridge hereby represents and warrants to the Debtors and the Committee that it owns all such claims as of the date hereof, that it has not sold, transferred or assigned or agreed to sell, transfer or assign any of such claims, or any other claims or causes of action against the Debtors, to any person or entity, and it will not sell, transfer or assign any such claims to any person or entity pending approval and consummation of the settlement and compromise contained in this Agreement.

      E. The Committee has conducted an investigation of certain claims and causes of action against Woodbridge, certain of Woodbridge’s non-Debtor affiliates and certain officers and directors of Woodbridge and the Debtors, and as a result of such investigation, asserts the following claims and causes of action against Woodbridge on behalf of the Debtors’ bankruptcy estates: (i) a claim in the amount of approximately $11.0 million related to an income tax refund that is expected to be paid to Woodbridge as the parent holding company for the Debtors in connection with losses generated by the Debtors in 2007 that are being carried back to obtain a refund of taxes paid by the Debtors in 2005 on income earned by the Debtors in 2005 (the “2005 Tax Refund Claim”), (ii) a claim in the amount of approximately $7.9 million related to an income tax refund that is expected to be paid to Woodbridge as the parent holding company for the Debtors in connection with losses generated by the Debtors in 2007 that are being carried back to obtain a refund in respect of taxes paid on income earned by the Debtors in 2006 (the “2006 Tax Refund Claim”), (iii) a claim for the recharacterization of the Inter-company Loan from debt to equity, and (iv) claims and causes of action under Chapter 5 of the Bankruptcy Code for the avoidance and recovery of certain transfers made by one or more of the Debtors to Woodbridge and certain of its affiliates and former employees. Woodbridge has asserted defenses to all of the Debtors’ claims and causes of action. The Debtors and the Committee hereby represent and warrant to Woodbridge that the Debtors owns all such claims as of the date hereof, that the Debtors have not sold, transferred or assigned or agreed to sell, transfer or assign any of such claims, or any other claims or causes of action against Woodbridge, to any person or entity, and the Debtors will not sell, transfer or assign any such claims to any person or entity pending approval and consummation of the settlement and compromise contained in this Agreement.

      F. Woodbridge expects to file a consolidated federal income tax return for 2007 which will generate a tax loss carryback to tax years 2005 and 2006. Woodbridge asserts that a portion of this anticipated refund is attributable to the 2007 loss and 2005 and 2006 income of Woodbridge itself and its direct and indirect subsidiaries other than the Debtors. Woodbridge asserts that the Debtors have no claim to such refunds. The remaining portions of the anticipated refund arise from the 2007 losses and 2005 and 2006 income attributable to the Debtors’ operations. The relevant income taxes were contributed by the Debtors to Woodbridge for the 2005 tax year. However, for 2006, Woodbridge asserts that it paid approximately $8.0 million in taxes which were attributable to the Debtors’ operations.

      G. Simultaneously with the on-going settlement negotiations between the Committee and Woodbridge, the Committee and the Debtors have been working on numerous matters involving the structure and content of a Chapter 11 plan of liquidation for the Debtors.

      H. Due principally to the continued settlement negotiations between the Committee and Woodbridge, the Debtors, with the support of the Committee, have sought and obtained three extensions of the exclusivity deadline to file a plan under Section 1121 of the Bankruptcy Code.

      I. As set forth below, the terms and conditions of the settlement and compromise contained herein, and the substantial benefits afforded to the Debtors’ bankruptcy estates hereunder, are subject to and strictly conditioned on the entry of the Settlement Approval Order, as hereinafter defined, and the Settlement Approval Order becoming a Final Order, as hereinafter defined, which specifically provides for the issuance by the Court of a Third Party Release and Injunction, as hereinafter defined, in favor of the Woodbridge Parties, as hereinafter defined, which Third Party Release and Injunction is a critical and integral part of the settlement and compromise contained herein.

      J. After lengthy and complex settlement negotiations, the Committee and Woodbridge, with the substantial assistance of the Debtors and the Debtors’ professionals, have agreed to enter into this Agreement and are prepared to consummate the settlement and compromise contained herein pursuant to the terms and subject to the conditions hereof.

      K. The parties hereto also each agree and acknowledge that consideration flowing to the Debtors’ estates hereunder constitutes reasonably equivalent value for the Third Party Release and Injunction granted to the Woodbridge Parties under this Agreement and the settlement and compromise contained herein.

      L. Nothing in the Agreement shall constitute an admission by any party of any fact relating to any matter or any liability relating to any matter, including without limitation, the claims asserted against Woodbridge as described above and the claims asserted against the Debtors described above.

      M. In good faith and in anticipation of the execution and delivery of this Agreement, Woodbridge caused an amount equal to $12,500,000.00 to be deposited into a segregated interest bearing account at Northern Trust Bank denominated the “Levitt Corporation — Settlement Fund” account (which together with any interest accrued thereon from and after May 22, 2008 will be for the benefit of the Debtors’ bankruptcy estates in the event the settlement and compromise contained herein is approved by the Court)(collectively referred to herein as the “Settlement Payment”). Upon execution and delivery of this Agreement, all funds in the Levitt Corporation — Settlement Fund shall be transferred to an attorneys’ trust account of Stearns Weaver Miller Weissler Alhadeff and Sitterson, P.A. (“Stearns Weaver”) (the “Escrow Account”), which shall hold it pursuant to an escrow agreement on terms mutually acceptable to the parties (the “Escrow Agreement”).

      N. It is the intent of the Debtors, the Committee and Woodbridge that all persons and entities included within the meaning of the terms “Debtors”, “Woodbridge” and “Woodbridge Parties” as used in this Agreement are to be (even if not signatories) beneficiaries of the terms of this Agreement.

      O. The Debtors and Woodbridge entities which are signatories to this Agreement represent and warrant that each has the authority and capacity to execute this Agreement, subject to approval of the Court in respect of the Debtors.

      NOW THEREFORE, in consideration of the terms and conditions contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

      1. The recitals set forth above are true, correct and accurate in all respects.

      2. In consideration of the settlement and compromise contained herein, and upon execution of this Agreement by the parties hereto, Woodbridge agrees to transfer the Settlement Payment to the Escrow Account pending approval of this Agreement by the Court pursuant to the terms hereof and satisfaction of all other conditions precedent to the disbursement of the Settlement Payment pursuant hereto. Subject to and conditioned upon the entry of the Settlement Approval Order and the Settlement Approval Order becoming a Final Order (as hereinafter defined), Woodbridge agrees, and the Escrow Agreement shall provide, that Stearns Weaver pay and transfer the Settlement Payment to the Debtors’ bankruptcy estates, or any successor to the Debtors’ bankruptcy estates under a confirmed plan of liquidation, or such other place as directed in writing jointly signed by counsel to the Debtors and counsel to the Committee. The term “Final Order” as used in this Agreement means an order issued by the Court that is not subject of rehearing or appeal, or if an appeal of any such order has been taken, that all appellate proceedings have terminated resulting in the affirmation of the order entered by the Court from which the appeal was taken or if an appeal or rehearing has not been taken, that all applicable rehearing or appeal periods have expired. In its sole and absolute discretion, Woodbridge shall have the right to waive the requirement that the Settlement Approval Order must become a Final Order for purposes of paying the Settlement Payment pursuant to this paragraph.

      3. In consideration of the settlement and compromise contained herein, Woodbridge agrees to continue providing the Shared Services to the Debtors and the Debtors’ bankruptcy estates through July 31, 2008. Upon the Settlement Approval Order becoming a Final Order, Woodbridge shall, and does hereby, waive any and all rights related to the Administrative Expense Claim, including any and all rights to receive payment thereon from the Debtors or the Debtors’ bankruptcy estates, including for the Shared Services provided and to be provided hereunder by Woodbridge through July 31, 2008.

      4. Upon the Settlement Approval Order becoming a Final Order and the consummation of the settlement and compromise contained herein, the Debtors and the Committee, on behalf of themselves and the Debtors’ bankruptcy estates, agree (i) that Woodbridge shall have an allowed secured claim against LAS in connection with the HomeBanc Loan, which HomeBanc Loan shall be secured by the HomeBanc Collateral pursuant to section 506(a) of the Bankruptcy Code and not by any other assets of the Debtors, and (ii) to waive any and all right to object to the extent, validity and/or priority of the secured nature of the HomeBanc Loan. In connection therewith, the HomeBanc Loan is and shall be deemed (i) an allowed secured claim in and to the extent of the HomeBanc Collateral in an amount equal to the value of the HomeBanc Collateral under and pursuant to section 506(a) of the Bankruptcy Code, plus interest, fees, costs and charges as allowed under Section 506(b) of the Bankruptcy Code and applicable law.

      5. The settlement and compromise contained herein, including specifically the payment of the Settlement Payment hereunder, is strictly conditioned on and subject to the entry of an order of the Court as part of the Settlement Approval Order (which becomes a Final Order) which permanently and forever stays, restrains and enjoins the Restrained Parties, as hereinafter defined, from instituting, commencing, pursuing, prosecuting or furthering any action or proceeding or employing any process against the Woodbridge Parties, as hereinafter defined, or collecting, recovering or receiving payment of or on, or otherwise affecting the property or assets of, the Woodbridge Parties with respect to the Settlement Causes of Action, as hereinafter defined (the “Third Party Release and Injunction”), which is based in whole or in part on the authority granted the Court by (i) Section 105 of the Bankruptcy Code, (ii) Rule 16(c)(2)(I) (formerly Rule 16(c)(9)) of the Federal Rules of Civil Procedure, (iii) Rule 9019 of the Federal Rules of Bankruptcy Procedure, and

(iv) the decision of the United States Court of Appeals for the Eleventh Circuit in Matter of Munford, 97 F.3d. 449 (11th Cir. 1996), in a form approved by each of the parties hereto. Notwithstanding anything herein to the contrary, the Third Party Release and Injunction shall not preclude the Debtors, the Committee or any successor thereto to object to any claims filed by any Woodbridge Party in the Chapter 11 Case excepting only the allowed secured claim held by Woodbridge against LAS in connection with the HomeBanc Loan described in paragraph 4 above.

      6. As set forth in and for the purposes of this Agreement, the following terms shall have the following meanings:

“Restrained Parties” shall mean collectively: (A) any and all creditors, as defined in 11 U.S.C. § 101(10), and other parties in interest of the Debtors under Section 1109 of the Bankruptcy Code, (B) any and all persons or entities with a claim against or interest in any Debtor, irrespective of whether such claims or interests have been scheduled, filed, withdrawn, allowed or disallowed; (C) any and all holders of claims or interests treated under the Plan, whether such holders vote to accept the Plan, reject the Plan or fail to file a ballot in respect of the Plan and (D) any and all persons or entities who have appeared in any manner in the Chapter 11 Case or who have been made a party to any adversary proceeding initiated pursuant to Rule 7001 of the Federal Rules of Bankruptcy Procedure in the Chapter 11 Case.

“Woodbridge Parties” shall mean each of Woodbridge Holdings Corporation, f/k/a Levitt Corp., Core Communities, and all of their direct and indirect subsidiaries and Affiliates (as hereinafter defined), whether in the form of partnerships, corporations, limited liability companies or joint ventures, and their respective predecessors, successors, assigns and subsidiaries, and all of their respective or joint members, managers, directors, officers, current or former employees, agents, advisors and shareholders, provided however that notwithstanding anything herein to the contrary, the Woodbridge Parties shall specifically not include the Debtors, Bank of America, N.A., KeyBank, N.A., any person or entity who is not a Woodbridge Party or any of the parties specifically listed on Exhibit A attached hereto and made a part hereof. For purposes of this Agreement, the term “Affiliate” shall have the meaning set forth in the federal securities laws.

“Settlement Causes of Action” shall mean any claim or cause of action in connection with, related to, arising out of or related to any of the Woodbridge Parties involving the Debtors or the Debtors’ property, including, but not limited to, any intentional tort, negligence, gross negligence, willful misconduct, intentional misrepresentation, negligent misrepresentation, breach of fiduciary duty, breach of any duty of fair dealing, breach of confidence, bad faith, intentional or negligent infliction of mental distress, tortious interference with contractual relations, fraud, deceptive trade practices, libel, slander or conspiracy, and any claims of any creditors of the Debtors against the Woodbridge Parties; provided however, that the Settlement Causes of Action specifically shall not and does not include any claim or cause of action arising under a written contract executed by and under which any Woodbridge Party is directly liable to a Restrained Party.

“Settlement Approval Order” shall mean an order of the Court approving this Agreement and the settlement and compromise contained herein, including the Third Party Release and Injunction, under and pursuant to Rule 9019 of the Federal Rules of Bankruptcy Procedure, Section 105(a) of the Bankruptcy Code and Rule 16(c)(2)(I) of the Federal Rules of Civil Procedure in a form approved by all parties hereto.

      7. Except with respect to the rights and obligations of Woodbridge contained in this Agreement, the Debtors and the Committee, on behalf of the Debtors and the bankruptcy estates of the Debtors, and their successors, agents, employees, servants, associates, predecessors, assigns and representatives, including any subsequently appointed Chapter 7 or Chapter 11 bankruptcy trustee for any of the Debtors, hereby release and forever discharge the Woodbridge Parties from and against any and all claims, causes of action, liabilities, suits, accounts, controversies, agreements, promises, rights to legal remedies, rights to equitable remedies and rights to payments, whether known or unknown, of whatsoever kind or nature, whether absolute, contingent, known unknown, suspected or otherwise, that the Debtors or the Committee, on behalf of the Debtors and the Debtors’ bankruptcy estates, have had, now have or in the future may have against the Woodbridge Parties as a result of any matter, event, act, omission or occurrence of any kind through the date hereof, including without limitation, (i) any claim or cause of action that constitutes property of the estate of any Debtor under and pursuant to Section 541 of the Bankruptcy Code, (ii) any claim or cause of action that arises under Chapter 5 of the Bankruptcy Code or applicable state law, (iii) any claim of surcharge under section 506(c) of the Bankruptcy Code or similar law or right, (iv) any claim for subordination, including under section 510 of the Bankruptcy Code, or any claim to recharacterize the claims of the Woodbridge Parties to equity, (v) the 2005 Tax Refund Claim and the 2006 Tax Refund Claim, and any prospective tax benefits, (vi) any claim arising under that certain Tax Sharing Agreement between Woodbridge and the Debtors dated as of January 1, 2006, and (vii) the Settlement Causes of Action.

      8. Except with respect to the rights and obligations of the Debtors and the Committee contained in this Agreement and the allowed secured claim of Woodbridge related to the Home Banc Loan described in paragraph 4 above, Woodbridge, on behalf of itself, the Woodbridge Parties and their successors, agents, employees, servants, associates, predecessors, assigns and representative irrevocably and forever release, acquit and discharge the Debtors, the Debtors’ bankruptcy estates and the Committee, and their respective members, agents, assigns, attorneys, predecessors, successors, servants, employees, officers, directors and insurers from and against any and all claims, causes of action, liabilities, suits, accounts, controversies, agreements, promises, rights to legal remedies, rights to equitable remedies and rights to payments, whether known or unknown, of whatsoever kind or nature, whether absolute, contingent, known unknown, suspected or otherwise, that Woodbridge has had, now has or in the future may have against the Debtors, the Debtors’ bankruptcy estates or the Committee as a result of any matter, event, act, omission or occurrence of any kind through the date hereof, including, without limitation, the claims asserted by Woodbridge in Recital D above and any claim arising under that certain Tax Sharing Agreement between Woodbridge and the Debtors dated as of January 1, 2006. Notwithstanding the foregoing, the parties agree that the above release shall not release non-debtor owners of properties previously owned by the Debtors from any claims by Woodbridge associated with improvements to or assessments on such properties to the extent Woodbridge pays such amounts pursuant to direct contractual obligations or guarantees in connection therewith.

      9. The parties agree to prepare and file in the Court prior to June 30, 2008 a motion to approve this Agreement pursuant to Rule 9019 of the Federal Rules of Bankruptcy Procedure, and agree to cooperate fully with each other in good faith to obtain the entry of the Settlement Approval Order as soon as reasonably practical.

      10. In the event the Court denies approval of the settlement and compromise contained herein, including specifically the Third Party Release and Injunction provided for herein, then Woodbridge and the Debtors, with the consent of the Committee, shall each have the right to terminate this Agreement by providing written notice to the other parties hereto. In the event this Agreement is terminated pursuant hereto, then this Agreement and the settlement and compromise contained herein shall be null and void and the parties shall have no further obligations to each other hereunder. In addition, upon such termination, Woodbridge shall be entitled to the return of the Settlement Payment held in the Escrow Account and Stearns Weaver shall be authorized to deliver the Settlement Payment to Woodbridge.

      11. If within one year after the date of the Settlement Approval Order Section 172 of the Internal Revenue Code of 1986, as amended (the “IRC”), is amended so as to permit taxpayers to carry back tax losses from calendar years 2007 and/or 2008 to one or more years preceding the calendar year 2005 (the “New Carryback Years”), then:

(a)	Woodbridge shall calculate, as though each of the Debtors was a C corporation under the IRC the following:

(1)	The aggregate amount of net operating losses incurred by the Debtors for each of the calendar years 2007 and 2008,

(2)	The aggregate amount of taxable income of the Debtors for each of the New Carryback Years, and

(3)	The aggregate amount of funds directly or indirectly contributed by the Debtors toward the aggregate amount of federal income taxes attributable to their taxable incomes for the New Carryback Years, (such aggregate amount of income taxes, the “Debtors’ Taxes”).

(b)	Woodbridge shall use all reasonable efforts to obtain refunds (the “Additional Refunds”) of the Debtors’ Taxes that result from carrybacks of the 2007 and 2008 net operating losses of the Debtors; calculated in accordance with paragraph (a)(1) above, to the New Carryback Years.

(c)	Upon receipt of the Additional Refunds, Woodbridge agrees to and shall pay to the Debtors, or any successor to the Debtors under a confirmed chapter 11 plan of liquidation, as applicable, an amount equal to fifty (50%) of any such Additional Refunds resulting from the carryback portion of such losses which are described in clause (a)(1) above against the portion of income in the New Carryback Years described in clause (a)(2) above, but only to the extent of the amount of funds directly or indirectly contributed by the Debtors toward the aggregate amount of federal income taxes as described in clause (a)(3) above.

      12. Each Party hereby acknowledges that Stearns Weaver is legal counsel to Woodbridge and the Woodbridge Parties and represents Woodbridge and the Woodbridge Parties in connection with the transactions described herein, the Debtors’ Chapter 11 Case and this Agreement, and even though Stearns Weaver has agreed to serve as escrow agent and to hold the Escrow Account, each party consents to Stearns Weaver representing any of the Woodbridge Parties in all claims, disputes, matters and things directly or indirectly arising from or related to this Agreement, or any claim or cause of action involving Woodbridge or any of the Woodbridge Parties in this Chapter 11 Case; it being specifically understood and agreed that Stearns Weaver can represent Woodbridge and any of the Woodbridge Parties in any dispute with, or claim, arbitration or legal proceeding against any party hereto or any other person hereafter arising notwithstanding then acting as the holder of the Escrow Account hereunder.

      13. The parties agree that this Agreement and the obligations of the parties hereunder are subject to and strictly conditioned upon the entry of the Settlement Approval Order, including the Third Party Release and Injunction, and the Settlement Approval Order becoming a Final Order. The issuance of the Third Party Release and Injunction is integral and critical to the settlement and compromise contained herein. The form and content of the Settlement Approval Order shall be subject to the reasonable approval of the Debtors, the Committee and Woodbridge, which approval shall not be unreasonably withheld or delayed.

      14. Woodbridge’s intent in entering into this Agreement is to channel all Settlement Causes of Action of the Restrained Parties to the Settlement Payment. Woodbridge has agreed to the payment of the Settlement Payment, a sum in excess of what it believes it would have paid to settle and resolve the Settlement Causes of Action, in order to obtain the global relief contemplated to be provided to it by entry of the Third Party Release and Injunction.

      15. The parties hereto agree that the Court shall retain jurisdiction to enforce the terms and conditions of this Agreement and to otherwise resolve any disputes arising under, related or pertaining to this Agreement and all parties hereto consent and submit to the jurisdiction of the Court for all such matters.

      16. Any notices or other communications required or permitted hereunder shall be in writing and shall be considered to have been duly given, when received, if delivered by hand, electronic mail, overnight courier, telex or telecopy, and, when deposited, if placed in the mails for delivery by air mail, postage prepaid, addressed to the appropriate party at his or its address provided in writing to the parties to this Agreement at any time as set forth below (however, any such notice shall not be effective, if mailed, until three (3) working days after depositing in the mails or when actually received, whichever occurs first):

(a)	If to the Committee, to: c/o Paul J. Battista, Esq. Genovese Joblove & Battista, P.A. 100 S.E. Second Street, 44th Floor Miami, Florida 33131 Fax (305) 349-2310 E-mail: pbattista@gjb-law.com

(b)	If to the Debtors, to: c/o Paul Steven. Singerman, Esq. Berger Singerman, P.A. 200 South Biscayne Blvd., Suite 1000 Miami, FL 33131 E-mail: Singerman@bergersingerman.com

(c)	If to Woodbridge, to: c/o Patricia A. Redmond, Esq. Stearns Weaver Miller Weissler Alhadeff and Sitterson, P.A. 150 W. Flagler Street, 22nd Floor Miami, FL 33131 E-mail: predmond@swmwas.com

      17. Each of the parties hereto hereby agrees and acknowledges that the rights and benefits granted to each of them, subject to their respective obligations hereunder, constitute full and adequate consideration to each such party to enter into this Agreement and the ancillary documents contemplated to be delivered by each such party hereunder, and each such party has expressly bargained for and agreed that the rights afforded them constitute a material inducement to agree to settle these matters in accordance with the terms and conditions of this Agreement.

      18. This Agreement may be executed in one or more counterparts and by different parties in separate counterparts. All such counterparts shall constitute one and the same agreement and shall become effective when one or more of the counterparts of this Agreement have been signed by each of the signatories. The parties may execute this Agreement in any number of actual or telecopied counterparts and by the different parties on separate counterparts, each of which when so executed shall be an original.

      19. The parties hereto have had the full opportunity to consult with legal counsel and have reached this Agreement to resolve the matters set forth herein so as to avoid the cost, risk and delay of litigation and agree to enter into this Agreement as evidence of that resolution.

      20. This Agreement may only be modified by a written modification signed by each party hereto. This Agreement contains the entire understanding between and among the parties with respect to the matters set forth herein. There are no representations, warranties, agreements, undertakings, either oral or written, between or among the parties hereto related to the subject matter of this Agreement which are not fully expressed within this Agreement. This Agreement supercedes any and all prior drafts of this Agreement, none of which prior drafts or other writings relating to this Agreement shall be admissible in any court in any case or proceeding to evidence the intention of any of the parties in making this Agreement. There shall not be any presumption hereto as each party has been represented by independent competent legal counsel who has participated in the negotiation and drafting of this Agreement.

      21. The terms and provisions of this Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective heirs, administrators, executors, personal representatives, successors and permitted assigns. Each of the Woodbridge Parties shall be an intended third party beneficiary under this Agreement and shall be entitled to fully enforce the terms of this Agreement to the same extent as if it were a direct signatory hereto.

      22. The parties each represent and warrant that they are represented by legal counsel of their choice, are fully aware of the terms contained in this Agreement and have the authority to enter into this Agreement and voluntarily and without coercion or duress of any kind entered into this Agreement and the documents executed in connection with this Agreement to which they are a party.

      23. At any time from and after the date hereof, the parties hereto shall promptly execute and deliver such further documents and instruments, and take such other actions as may be reasonable to carry out the purpose and intent of this Agreement.

      24. This Agreement, the transactions contemplated hereby and the documents required to consummate the transactions contemplated hereby shall all be governed by the laws of the State of Florida without regard to its choice of law provisions.

      IN WITNESS WHEREOF, the parties have executed and deliver this Agreement as of the date first written above.

JOINT COMMITTEE OF UNSECURED CREDITORS
By:	/s/ Alfred D. Strack
	Name:	Alfred D. Strack
	Title:	Chairman

WOODBRIDGE HOLDINGS CORPORATION, f/k/a LEVITT CORPORATION
By:	/s/ Seth Wise
	Name:	Seth Wise
	Title:	President

LEVITT AND SONS, LLC, on behalf of itself and each of the Debtors
By:	/s/ John A. Dischner
	Name:	John A. Dischner
	Title:	Executive Vice President

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